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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                          DATE OF REPORT - JULY 2, 1998



                          AMERICAN VANGUARD CORPORATION
             (Exact name of registrant as specified in its charter)


       DELAWARE                          0-6354                   95-2588080
(State of Incorporation)         (Commission File No.)        (IRS Employer No.)


4695 MACARTHUR COURT, NEWPORT BEACH, CALIFORNIA                         90242
   (Address of principal executive offices)                           (Zip Code)


                                 (949) 260-1200
                                 --------------
              (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS.

        American Vanguard announced, on June 15, 1998, that Amvac Chemical Corporation, a wholly-owned subsidiary, signed an agreement to acquire the rights, title and interest in the U.S. Dibrom insecticide business of Valent USA Corporation ("Seller"), a wholly-owned subsidiary of Sumitomo Chemical Company, Limited. The acquisition is pursuant to the terms and conditions of an Asset Purchase Agreement dated June 12, 1998. The Company will acquire certain assets and take over the marketing of the products on November 2, 1998, the closing date.

        The acquired assets consists of the following:

        1. The Dibrom(R), Legion(R), and Trumpet(R) trademarks and associated goodwill, subject to certain third party rights to the Dibrom(R) trademark.

        2. Seller's Naled registrations and the data filed with the United States Environmental Protection Agency ("EPA") and state regulatory agencies to support such registrations and other supporting data including but not limited to (i) primary federal, state and local technical and end use registrations with respect to Naled Technical for commercial uses; plus (ii) all such registrations thereafter developed by Seller up to the closing date, excepting therefrom certain registrations related to third party rights.

        3. Customer lists, marketing programs and sales information for at minimum, three years preceding the closing date.

        4. Seller's Dibrom(R), Legion(R), and Trumpet(R), resource books, technical product guides and other promotional and technical literature and other intellectual property.

        5.      All inventory of finished products and related supplies.

        6.      Pending orders and returnable containers

        The purchase price, which was negotiated on an arms-length basis between the

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parties, is the sum of $6 million, subject to certain reductions should the EPA cancel a particular use or uses or place volume limits on product sold for a particular use or uses, plus royalty payments. The $6 million purchase price will be paid in accordance with certain payment terms which extend through December 31, 2001. The royalty payments are for Products sold only in the United States during the calendar years 2002, 2003 and 2004 and are paid yearly.


                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            AMERICAN VANGUARD CORPORATION


DATE:   July 2, 1998                        BY:    /s/ J. A. Barry
                                                   -----------------------------
                                                   Senior Vice President
                                                   Chief Financial Officer